Exhibit 99.1

NEWS RELEASE 19-006 For Immediate Release	Contacts: Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802 Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES RETIREMENT OR REFINANCING OF

$73 MILLION OF 2019 CONVERTIBLE NOTES

AND $11 MILLION OF 2020 NOTES

March 6, 2019 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) (the “Company”) announced today that, on March 1, 2019, it borrowed an additional $50.0 million of first-lien term loans under its First Lien Term Loan Agreement, comprised of $30.1 million in cash of new financing and $19.9 million of exchanged loans. Approximately $21.0 million in face value of its 1.5% Convertible Senior Notes due 2019 (the “2019 Notes”) were exchanged in a privately negotiated debt-for-debt exchange for such $19.9 million of additional first-lien term loans. In addition, on March 5, 2019, the Company effected a privately negotiated exchange of $11.0 million in face value of its 5.875% Senior Notes due 2020 (the “2020 Notes”) for an additional $9,350,000 of second-lien term loans under its Second Lien Term Loan Agreement.

In a series of recent private transactions, the Company eliminated approximately $73.9 million in principal amount of 2019 Notes for an aggregate purchase price of approximately $67.2 million, consisting of approximately $47.3 million of cash repurchases and a debt-for-debt exchange of approximately $19.9 million of incremental first-lien term loans, plus payment of accrued and unpaid interest thereon and fees and expenses.

After giving effect to the first-lien term loan expansion and the note repurchases and exchanges, the aggregate balance outstanding under the Company’s (w) first-lien term loans due 2023 have increased from $300.0 million to $350.0 million; (x) second-lien term loans due 2025 have increased from $111.9 million to $121.2 million; (y) 2019 Notes have decreased from $99.6 million to $25.8 million; and (z) 2020 Notes have decreased from $235.1 million to $224.3 million.

When combined with the Company’s February 7, 2019 private debt-for-debt exchange of $131.6 million of its 2020 senior notes for $111.9 million of second-lien term loans, the Company has now refinanced approximately 73% and 39% of the face value of its 2019 convertible notes and 2020 senior notes that were outstanding on December 31, 2018, respectively. The cumulative effect of these actions resulted in extinguishing or

103 Northpark Boulevard | Covington, LA 70433 | USA | +1 (985) 727-2000 | www.hornbeckoffshore.com

refinancing approximately $216.5 million in near-term debt, while using only $19.5 million of cash, excluding legal and other advisory fees.

For further details, please see the Current Report on Form 8-K dated March 1, 2019 filed with the SEC today, March 6, 2019.

Oppenheimer & Co. Inc. acted as Exclusive Financial Advisor on the privately negotiated exchange and follow-on transactions.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about certain of the Company’s outstanding debt obligations. These statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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